Exhibit 99.20
EXECUTION VERSION
SALES PLAN
     THIS SALES PLAN, dated as of the date set forth on the signature page (this “Sales Plan”), is made by and between JJ Media Investment Holding Limited (“Seller”) and Goldman, Sachs & Co. (“Broker”).
     WHEREAS, Seller desires to establish this Sales Plan to sell American Depositary Shares (the "ADSs”) of Focus Media Holding Limited (the “Issuer”), issued or deemed issued under that certain Amended and Restated Deposit Agreement, dated as of April 9, 2007, by and among the Issuer, Citibank, N.A., as depositary, and the holders and beneficial owners of the ADSs, each representing five ordinary shares of the Issuer, par value $0.00005 per ordinary share, in accordance with the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) as further set forth herein;
     WHEREAS, Seller and an affiliate of Broker have entered into that certain Capped Call Transaction Master Confirmation, dated as of or about the date hereof, subject to the form of the 1992 ISDA Master Agreement (Multicurrency—Cross Border), as supplemented by each of the Confirmations, each dated as of or about the date hereof, in respect of certain capped call transactions (as further amended, supplemented or modified from time to time, and together with all schedules, annexes and exhibits thereto, the “Capped Call Confirmation”);
     NOW, THEREFORE, Seller and Broker hereby agree as follows:
1. Broker shall effect one or more sales (each, a “Sale”) of the ADSs (the “Shares”) as further set forth in the attached Annex A to this Sales Plan, including, without limitation, subject to the commission set forth therein. All orders will be deemed day orders only and not held unless otherwise specified in Annex A.
2. (i) This Sales Plan shall become effective as of the date hereof; provided that the “Effective Date” under the Capped Call Confirmation shall have occurred and all conditions to effectiveness specified in Section 5(a) of the Capped Call Confirmation shall have been satisfied; and (ii) this Sales Plan shall terminate on the earliest of (a) November 15, 2010, (b) the date on which Broker has sold all Shares specified in Annex A, (c) the date that this Sales Plan is terminated in accordance with paragraph 11 below, or (d) the date Broker receives notice of the dissolution of Seller.
3. (i) Seller understands that Broker may effect Sales hereunder jointly with orders for other sellers of ADSs of the Issuer and that the average price for executions resulting from bunched orders will be assigned to Seller’s account; and (ii) Seller acknowledges that: (a) during the term of this Sales Plan, Broker or its affiliates may buy or sell ADSs, the ordinary shares of the Issuer represented by the ADSs or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to establish, adjust or unwind the hedge position of Broker’s affiliate with respect to the Capped Call Confirmation; (b) Broker and its affiliates may also be active in the market for the ADSs or the ordinary shares of the Issuer represented by the ADSs other than in connection with hedging activities in relation to the Capped Call Confirmation; (c) Broker’s affiliate party to the Capped Call Confirmation shall make its own determination as to whether, when or in what manner any hedging or market activities in the Issuer’s securities shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Capped Call Confirmation; (d) any market activities of Broker and its affiliates with respect to the ADSs or the ordinary shares of the Issuer represented by the ADSs may affect the market price and volatility of such ADSs or such ordinary shares, each in a manner that may be adverse to Seller; and (e) Broker and/or its affiliates may purchase and/or sell ADSs or the ordinary shares of the Issuer represented by the ADSs for its own account at an average price that may be greater than, or less than, the price assigned to Seller’s account in respect of the Sales.
4. Seller represents and warrants that Seller is not aware of material, nonpublic information with respect to the Issuer or any securities of the Issuer (including the ADSs) and is entering into this Sales Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 under the Exchange Act.
5. It is the intent of the parties that this Sales Plan comply with the requirements of Rule 10b5-1(c)(1)(i)(B) under the Exchange Act and this Sales Plan shall be interpreted to comply with the requirements of Rule 10b5-1(c) under the Exchange Act. Seller has consulted with Seller’s own advisors as to the legal and tax aspects of Seller’s adoption and implementation of this Sales Plan.

***	Certain confidential information contained in this document, marked by brackets and asterisks, has been omitted and filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

6. Seller represents that the Shares are “restricted securities” and/or that Seller may be deemed an “affiliate” of the Issuer as those terms are defined under Rule 144 (“Rule 144”) under the Securities Act of 1933, as amended (the “Securities Act”). Seller shall not take, and shall not cause any person or entity with which he or she would be required to aggregate sales of ADSs pursuant to paragraph (a)(2) or (e) of Rule 144 to take, any action that would cause the Sales not to comply with Rule 144. Seller has provided Broker with an executed Form 144 with respect to the aggregate number of Shares subject to this Sales Plan (as specified in Annex A) and, upon Broker’s request, shall promptly provide Broker with any additional Forms 144, which Broker will complete and file on behalf of Seller. Seller understands and agrees that unless otherwise agreed or instructed, Broker will generally make one Form 144 filing as necessary at the beginning of each three-month period commencing prior to the first Sale to be effected pursuant to this Sales Plan. Such Form 144 shall specify that the Sales are being effected in accordance with a Sales Plan intended to comply with Rule 10b5-1 under the Exchange Act. Seller agrees to provide Broker with such information as is reasonably necessary for Broker accurately and timely to complete the Forms 144.
7. Seller represents and warrants that Seller is currently permitted on the dates set forth in Annex A, and, subject to Section 10 below, the days immediately following such dates, to sell the Shares as set forth in Annex A in accordance with the Issuer’s insider trading policies and has obtained the approval of the Issuer’s counsel to enter into this Sales Plan and that, other than any requirements under Rule 144 set forth herein, on the date of such Sales there will be no contractual, regulatory, or other restrictions applicable to the Sales contemplated under this Sales Plan that would interfere with Broker’s ability to execute Sales and effect delivery and settlement of such Sales on behalf of Seller, other than restrictions with respect to which Seller has obtained all required consents, approvals and waivers. Seller shall notify Broker immediately in the event that any of the above statements become inaccurate prior to the termination of this Sales Plan.
8. Seller will not directly or indirectly communicate any information relating to the Issuer or any securities of the Issuer (including the ADSs) to any employee of Broker or its affiliates who is directly or indirectly involved in executing this Sales Plan at any time while this Sales Plan is in effect.
9. Seller shall make all filings, if any, required under Sections 13(d) and 16 of the Exchange Act.
10. Seller understands that Broker may not effect a Sale, or effect a Sale with respect to a number of Shares that is less than the number specified for any day in Annex A, due to a market disruption or a legal, regulatory or contractual restriction applicable to Broker (a “Disruption Event”). Seller also understands that even in the absence of a Disruption Event, Broker may be unable to effect Sales consistent with ordinary principles of best execution due to insufficient volume of trading in the ADSs or failure of the ADSs to reach and sustain a limit order price on the date of a Sale set forth in Annex A (all such Sales not effected, the “Unfilled Sales”). Any Unfilled Sales, and any Sales that would have been executed in accordance with the terms of Annex A but are not executed due to the existence of a Disruption Event or Issuer Restriction (as defined below), shall be executed on any days immediately following the days specified in Annex A, in the amounts determined by Broker in its sole discretion, or, if Broker determines that such execution on any days immediately following the days specified in Annex A cannot be completed in a commercially reasonable maner, be deemed to be cancelled, and shall not be effected pursuant to this Sales Plan.
     Broker agrees that if the Issuer enters into a transaction that imposes trading restrictions on Seller applicable to a sales plan intended to comply with the requirements of Rule 10b5-1(c) under the Exchange Act, such as a stock offering requiring an affiliate lock-up (an “Issuer Restriction”), and if the Issuer and Seller shall provide Broker at least three (3) business days’ prior notice of such trading restrictions, then Broker will cease effecting Sales under this Sales Plan until notified by the Issuer and Seller that such restrictions have terminated. All required notifications to Broker under this paragraph 10 shall be made in writing (signed by Seller and the Issuer) and confirmed by telephone as follows: (Attn: Ross Hiatt, Equity Capital Markets; Email: ross.hiatt@gs.com; Tel: 852 2978 1025). Broker shall resume effecting Sales in accordance with this Sales Plan as soon as practicable after the cessation or termination of a Disruption Event or Issuer Restriction.
11. This Sales Plan and its enforcement, and each transaction entered into hereunder and all matters arising in connection with this Sales Plan and transactions hereunder shall be governed by, and construed in accordance with, the laws of the State of New York, without reference to its choice of law doctrine. This Sales Plan may be modified, terminated or amended only by a writing signed by the parties hereto, which the Issuer has reviewed and not

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objected to, and provided that any such modification, termination or amendment shall only be permitted at a time when Seller is otherwise permitted to effect sales under the Issuer’s trading policies and at a time when Seller is not aware of material nonpublic information concerning the Issuer or any securities of the Issuer (including the ADSs). In the event of a modification or amendment to this Sales Plan, or in the event Seller establishes a new plan after termination of this Sales Plan, no sales of Shares shall be effected during the thirty (30) calendar days immediately following such modification, amendment or termination (other than Sales already provided for in this Sales Plan prior to such modification, amendment or termination).
12. Seller agrees that Broker and its affiliates and their directors, officers, employees, and agents (collectively, “Broker Persons”) shall not have any liability whatsoever to Seller for any action taken or omitted to be taken in connection with this Sales Plan, the making of any Sale, or any amendment, modification or termination of this Sales Plan, unless such liability is determined in a non-appealable order of a court of competent jurisdiction to have resulted solely from the fraud, gross negligence, willful misconduct or bad faith of the Broker Person. Seller further agrees, to the fullest extent permitted by applicable law, to hold each Broker Person free and harmless from any and all losses, damages, liabilities or expenses (including reasonable attorneys’ fees and costs) incurred or sustained by such Broker Person in connection with or arising out of any suit, action or proceeding relating to this Sales Plan, any Sale or any amendment, modification or termination of this Sales Plan (each an “Action”) and to reimburse each Broker Person for its expenses, as they are incurred, in connection with any Action, unless such loss, damage, liability or expense is determined in a non-appealable order of a court of competent jurisdiction to be solely the result of such Broker Person’s fraud, gross negligence, willful misconduct or bad faith. This paragraph 12 shall survive termination of this Sales Plan.
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IN WITNESS WHEREOF, the undersigned have signed this Sales Plan as of the date below.

JJ Media Investment Holding Limited			Goldman, Sachs & Co.

By:	/s/ Jason Nanchun Jiang		By:	/s/Goldman Sachs International
Name: Jason Nanchun Jiang		:
Title: Director

Date: September 7, 2010

Acknowledged by:

Focus Media Holding Limited

By:	/s/ Alex Deyi Yang
Name: Alex Deyi Yang
Title: General Manager and Director:

Sample Annex A
JJ Media Investment Holding Limited, as Seller
Goldman, Sachs & Co., as Broker
Sell up to a maximum of 2,000,000 ADSs under this Sales Plan (the “Shares”), in accordance with the following:

			Commission ($ per
Date	Shares to be sold*	$ Limit or Market*	Share)	Nature of Acquisition
[***]	[***]	[***]	[***]	[***]

Total:	2,000,000

*	Share amounts and limit prices listed shall be increased or decreased to reflect Share splits should they occur

     IN WITNESS WHEREOF, the undersigned have signed this Sales Plan as of the date below.

JJ Media Investment Holding Limited	Goldman, Sachs & Co.

By:	By:
Name:	Name:
Title:	Title:

Date:

Acknowledged by:

Focus Media Holding Limited

By:
Name:
Title: